Exhibit 4.3

SINGAPORE SECURITIES AND FUTURES ACT PRODUCT CLASSIFICATION – Solely for the purposes of its obligations pursuant to Sections 309B(1)(a) and 309B(1)(c) of the Securities and Futures Act 2001 of Singapore (the “SFA”), the Issuer has determined and hereby notifies all relevant persons (as defined in Section 309A(1) of the SFA), that the Notes are “prescribed capital markets products” (as defined in the Securities and Futures (Capital Markets Products) Regulations 2018 of Singapore) and “Excluded Investment Products” (as defined in MAS Notice SFA 04-N12: Notice on the Sale of Investment Products and MAS Notice FAA-N16: Notice on Recommendations on Investment Products).

MIFID II PRODUCT GOVERNANCE / PROFESSIONAL INVESTORS AND ELIGIBLE COUNTERPARTIES ONLY TARGET MARKET – Solely for the purposes of the manufacturer’s product approval process, the target market assessment in respect of the Notes has led to the conclusion that: (i) the target market for the Notes is eligible counterparties and professional clients only, each as defined in Directive 2014/65/EU (as amended, “MiFID II”); and (ii) all channels for distribution of the Notes to eligible counterparties and professional clients are appropriate. Any person subsequently offering, selling or recommending the Notes (a “distributor”) should take into consideration the manufacturer’s target market assessment; however, a distributor subject to MiFID II is responsible for undertaking its own target market assessment in respect of the Notes (by either adopting or refining the manufacturer’s target market assessment) and determining appropriate distribution channels.

PROHIBITION OF SALES TO EEA RETAIL INVESTORS – The Notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the European Economic Area (“EEA”). For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of MiFID II; (ii) a customer within the meaning of Directive (EU) 2016/97, where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined in Regulation (EU) 2017/1129. Consequently, no key information document required by Regulation (EU) No. 1286/2014 (as amended, the “PRIIPs Regulation”) for offering or selling the Notes or otherwise making them available to retail investors in the EEA has been prepared and therefore offering or selling the Notes or otherwise making them available to any retail investor in the EEA may be unlawful under the PRIIPs Regulation.

PROHIBITION OF SALES TO UK RETAIL INVESTORS – The Notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the United Kingdom (“UK”). For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client, as defined in point (8) of Article 2 of Regulation (EU) No 2017/565 as it forms part of domestic law by virtue of the European Union (Withdrawal) Act 2018 (“EUWA”); (ii) a customer within the meaning of the provisions of the Financial Services and Markets Act 2000 (“FSMA”) and any rules or regulations made under the FSMA to implement Directive (EU) 2016/97, where that customer would not qualify as a professional client, as defined in point (8) of Article 2(1) of Regulation (EU) No 600/2014 as it forms part of domestic law by virtue of the EUWA; or (iii) not a qualified investor as defined in Article 2 of Regulation (EU) 2017/1129 as it forms part of domestic law by virtue of the EUWA. Consequently, no key information document required by Regulation (EU) No 1286/2014 as it forms part of domestic law by virtue of the EUWA (the “UK PRIIPs Regulation”) for offering or selling the Notes or otherwise making them available to retail investors in the UK has been prepared and therefore offering or selling the Notes or otherwise making them available to any retail investor in the UK may be unlawful under the UK PRIIPs Regulation.

Series no.: 1

Tranche no.: 1

Blue Owl Credit Income Corp.

A$2,500,000,000 Debt Issuance Program

Issue of

A$450,000,000 6.500% Fixed Rate Notes due 23 October 2027

(“Notes”)

The date of this Pricing Supplement is 21 October 2024.

This Pricing Supplement (as referred to in the Information Memorandum dated 8 October 2024 (“Information Memorandum”) issued by the Issuer) relates to the Tranche of Notes referred to above. It is supplementary to, and should be read in conjunction with, the terms and conditions of the Notes contained in the Information Memorandum (“Conditions”), the Information Memorandum and the Note Deed Poll dated 8 October 2024 made by the Issuer. Unless otherwise indicated, terms defined in the Conditions have the same meaning in this Pricing Supplement.

This Pricing Supplement does not constitute, and may not be used for the purposes of, an offer or solicitation by anyone in any jurisdiction in which such offer or solicitation is not authorised or to any person to whom it is unlawful to make such offer or solicitation, and no action is being taken to permit an offering of the Notes or the distribution of this Pricing Supplement in any jurisdiction where such action is required.

The particulars to be specified in relation to the Tranche of Notes referred to above are as follows:

1	Issuer	:	Blue Owl Credit Income Corp.

2	Type of Notes	:	Fixed Rate Notes

3	Method of Distribution	:	Syndicated Issue

4	Joint Lead Managers	:	Deutsche Bank AG, Sydney Branch (ABN 13 064 165 162) Mizuho Securities Asia Limited (ARBN 603 425 912)

5	Dealers	:	Deutsche Bank AG, Sydney Branch Mizuho Securities Asia Limited

6	Registrar	:	BTA Institutional Services Australia Limited (ABN 48 002 916 396)

7	Issuing and Paying Agent	:	BTA Institutional Services Australia Limited

8	Calculation Agent	:	Not Applicable

9	If fungible with an existing Series	:	Not Applicable

10	Principal Amount of Tranche	:	A$450,000,000

11	Issue Date	:	23 October 2024

12	Issue Price	:	99.954% of the Principal Amount of Tranche

13	Currency	:	A$

14	Denomination	:

A$1,000, provided that the aggregate consideration payable for the issue and transfer of Notes:

(i) in Australia will be at least A$500,000 (or its equivalent in an alternative currency and, in either case, disregarding moneys lent by the offeror or its associates) or the offer or invitation does not otherwise require disclosure to investors under Parts 6D.2 or 7.9 of the Corporations Act; and

(ii) outside of Australia will be at least A$100,000.

15	Maturity Date	:	23 October 2027

16	Condition 6 (Fixed Rate Notes)	:	Applicable

	Fixed Coupon Amount	:	A$32.50 payable semi-annually in arrear per A$1,000 in principal amount

	Interest Rate	:	6.500% per annum

	Interest Commencement Date	:	Issue Date

	Interest Payment Dates	:	23 April and 23 October in each year, commencing on 23 April 2025 up to, and including, the Maturity Date, in each case subject to adjustment for payment purposes only in accordance with the Business Day Convention specified below

	Business Day Convention	:	Following Business Day Convention

	Day Count Fraction	:	RBA Bond Basis

	Relevant Financial Centres	:	Sydney, London and New York

17	Condition 7 (Floating Rate Notes)	:	Not Applicable

18	Condition 9.3 (Noteholder put)	:	Not Applicable

19	Condition 9.4 (Issuer call)	:	Applicable, all or some of the Notes are redeemable before their Maturity at the option of the Issuer under Condition 9.4 (“Early redemption at the option of the Issuer (Issuer call)”)

	Early Redemption Date(s) (Call)	:	Any date on or within one (1) month before the Maturity Date specified by the Issuer in the relevant early redemption notice given in accordance with Condition 9.4 (“Early redemption at the option of the Issuer (Issuer call)”)

	Minimum / maximum notice period for exercise of Issuer call	:	Condition 9.4 (“Early redemption at the option of the Issuer (Issuer call)”) will apply

	Relevant conditions to exercise of Issuer call	:	Condition 9.4 (“Early redemption at the option of the Issuer (Issuer call)”) will apply

	Redemption Amount	:	100% of the principal amount of the Notes being redeemed plus accrued and unpaid interest (if any) on the applicable Notes to be redeemed to (but excluding) the Redemption Date

	Redeemable in part	:	Not Applicable

20	Minimum / maximum notice period for early redemption for taxation purposes	:	As per Condition 9.2 (“Early redemption for taxation reasons”)

21	Default Rate	:	Not Applicable

22	Additional Conditions	:	See the new Condition 9.3A (“Early repurchase at the option of Noteholders (Change of Control)”) as set out in the Annexure to this Pricing Supplement

23	Clearing Systems	:	Austraclear System. Interests in the Notes may also be traded through Euroclear and Clearstream, Luxembourg as described on page 6 of the Information Memorandum

24	ISIN	:	AU3CB0314730

25	Common Code	:	292438974

26	Selling Restrictions	:	As set out in the section entitled “Selling restrictions” in the Information Memorandum

27	Listing	:	Not Applicable

28	Credit ratings	:

The Notes to be issued are expected to be rated:

“Baa3” by Moody’s Investors Service, Inc.; and

“BBB-” by Fitch Ratings, Inc.

A credit rating is not a recommendation to buy, sell or hold Notes and may be subject to revision, suspension or withdrawal at any time by the assigning rating agency.

Credit ratings are for distribution only to a person who is (a) not a “retail client” within the meaning of section 761G of the Corporations Act and is also a person in respect of whom disclosure is not required under Parts 6D.2 or 7.9 of the Corporations Act, and (b) otherwise permitted to receive credit ratings in accordance with applicable law in any jurisdiction in which the person may be located. Anyone who is not such a person is not entitled to receive this Pricing Supplement and anyone who receives this Pricing Supplement must not distribute it to any person who is not entitled to receive it.

The Issuer accepts responsibility for the information contained in this Pricing Supplement.

Confirmed

For and on behalf of

Blue Owl Credit Income Corp.

By:	/s/ Bryan Cole

Date: 21 October 2024

Annexure

A new Condition 9.3A (“Early repurchase at the option of Noteholders (Change of Control)”) is added as follows:

9.3A Early repurchase at the option of Noteholders (Change of Control)

If a Change of Control Repurchase Event occurs, unless the Issuer shall have exercised its rights to redeem the Notes in full, the Issuer shall make an offer to each Noteholder to repurchase all or some of the Notes of a Series held by that Noteholder at a repurchase price equal to 100% of the aggregate principal amount of the Note repurchased plus any accrued and unpaid interest on the Notes repurchased to, but not including, the Redemption Date. Within 30 days following any Change of Control Repurchase Event or, at the Issuer’s option, prior to any Change of Control, but after the public announcement of the Change of Control, the Issuer will send notice to the Registrar (and the Registrar will promptly provide a copy of such notice to the Noteholders) describing the transaction or transactions that constitute the Change of Control Repurchase Event and offering to repurchase the Notes on the date specified in the notice, which date is no earlier than 30 days and no later than 60 days from the date such notice is sent. The notice shall, if sent prior to the date of consummation of the Change of Control, state that the offer to purchase is conditioned on the Change of Control Repurchase Event occurring on or prior to the payment date specified in the notice. The Issuer shall comply with the requirements of Rule 14e-1 under the U.S. Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the Notes as a result of a Change of Control Repurchase Event.

To the extent that the provisions of any securities laws or regulations conflict with this Condition, the Issuer shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under this Condition by virtue of such conflict.

On the Change of Control Repurchase Event payment date, subject to extension if necessary to comply with the provisions of the U.S. Investment Company Act, the Issuer shall, to the extent lawful:

(a)	accept for payment all Notes properly tendered pursuant to its offer;

(b)	deposit with the Issuing and Paying Agent an amount equal to the aggregate purchase price in respect of all Notes properly tendered; and

(c)

arrange for the Noteholder to deliver to the Registrar the Notes properly accepted together with a certificate signed by an authorised officer of the Issuer stating the aggregate amount of Notes being purchased by the Issuer.

The Issuer will not be required to make an offer to repurchase the Notes upon a Change of Control Repurchase Event if a third party makes an offer in respect of the Notes in the manner, at the times and otherwise in compliance with the requirements for an offer made by the Issuer and such third party purchases all Notes properly tendered and not withdrawn under its offer.

The following definitions apply to this Condition 9.3A (“Early repurchase at the option of Noteholders (Change of Control)”):

Below Investment Grade Rating Event means the Notes are downgraded below Investment Grade Rating by both Rating Agencies on any date from the date of the public notice of an arrangement that results in a Change of Control until the end of the 60-day period following public notice of the occurrence of a Change of Control (which period shall be extended so long as the rating of the Notes is under publicly announced consideration for possible downgrade by either Rating Agency); provided that a Below Investment Grade Rating Event otherwise arising by virtue of a particular reduction in rating shall not be deemed to have occurred in respect to a particular Change of Control (and thus shall not be deemed a Below Investment Grade Rating Event for purposes of the definition of Change of Control Repurchase Event hereunder) if the Rating Agencies making the reduction in rating to which this definition would otherwise apply do not announce or publicly confirm or inform the Issuer in writing that the reduction was the result, in whole or in part, of any event or circumstance comprised of or arising as a result of, or in respect of, the applicable Change of Control (whether or not the applicable Change of Control shall have occurred at the time of the Below Investment Grade Rating Event);

Change of Control means the occurrence of any of the following:

(a)

the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of the Issuer and its Controlled Subsidiaries taken as a whole to any “person” or “group” (as those terms are used in Section 13(d)(3) of the U.S. Exchange Act) other than to any Permitted Holders; provided that, for the avoidance of doubt, a pledge of assets pursuant to any secured debt instrument of the Company or its Controlled Subsidiaries shall not be deemed to be any such sale, lease, transfer, conveyance or disposition;

(b)

the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any “person” or “group” (as those terms are used in Section 13(d)(3) of the U.S. Exchange Act) (other than any Permitted Holders) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the U.S. Exchange Act), directly or indirectly, of more than 50% of the Issuer’s outstanding voting stock, measured by voting power rather than number of shares; or

(c)	the approval by the Issuer’s stockholders of any plan or proposal relating to the liquidation or dissolution of the Issuer;

Change of Control Repurchase Event means the occurrence of a Change of Control and a Below Investment Grade Rating Event; and

Investment Grade Rating means a rating of Baa3 or better by Moody’s (or its equivalent under any successor rating categories of Moody’s) and BBB- or better by Fitch Ratings, Inc. (or its equivalent under any successor rating categories of Fitch Ratings, Inc.) (or, in either case, if such Rating Agency ceases to rate the Notes for reasons outside of the Issuer’s control, the equivalent investment grade credit rating from any Rating Agency selected by the Issuer as a replacement Rating Agency).

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